UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-408 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On May 22, 2015, the Board of Directors (the “Board”) of GlyEco, Inc., a Nevada corporation (the “Company”), appointed Charles F. Trapp to serve as a member of the Board, effective immediately.

Mr. Trapp, 65, is currently the Executive Vice President and Chief Financial Officer of MAM Software Group, Inc. (NASDAQ: MAMS), a leading provider of business and supply chain management solutions primarily to the automotive parts manufacturers, retailers, tire and service chains, independent installers, and wholesale distributors in the automotive aftermarket. Prior to his employment with MAM Software Group, Inc., which began in November 2007, Mr. Trapp was the co-founder and President of Somerset Kensington Capital Co., a Bridgewater, New Jersey-based investment firm that provided capital and expertise to help public companies restructure and reorganize from 1997 until November 2007. Earlier in his career, he served as CFO and/or a board member for a number of public companies, including AW Computer Systems, Vertex Electronics Corp., Worldwide Computer Services and Keystone Cement Co. His responsibilities have included accounting and financial controls, federal regulatory filings, investor relations, mergers and acquisitions, loan and labor negotiations, and litigation management. Mr. Trapp is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from St. Peter’s College in Jersey City, New Jersey.

There are no arrangements or understandings between Mr. Trapp and any other persons pursuant to which he was selected as a director; there is no family relationship between him and any of the Company’s directors and officers; and there is no related party transaction reportable under Item 404(a) of Regulation S-K.

Mr. Trapp will be compensated as a Board member according to the Company’s FY2015 Director Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: May 22, 2015	By:	/s/ David Ide
David Ide Chief Executive Officer and President (Principal Executive Officer)